UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 15, 2005

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

On December 2, 2005 WCI Communities, Inc. announced that it had commenced a tender offer and consent solicitation for any and all of its outstanding 10 5/8% Senior Subordinated Notes due 2011 (the “Notes”). On December 15, 2005, as of 5:00 p.m. New York City time (the “Consent Payment Deadline”), the Company had received valid tenders and consents from holders of approximately $286 million aggregate principal amount (representing approximately 96.2%) of the Notes. As a result of the receipt of the requisite consents, the Company, the guarantors party to the indenture governing the Notes and the Bank of New York Trust Company, N.A., as trustee, have executed a supplemental indenture dated as of December 15, 2005, to the indenture governing the Notes in order to effect the proposed amendments of eliminating substantially all of the restrictive covenants, certain events of default and other related provisions from the indenture governing the Notes. Although the supplemental indenture has been executed, the amendments will not become operative unless and until validly tendered Notes are accepted for purchase and paid for pursuant to the tender offer. The payment date for the Notes validly tendered before the Consent Payment Deadline, and accepted for payment, is expected to be on or about December 23, 2005, subject to the satisfaction of the conditions set forth in the company’s Offer to Purchase and Consent Solicitation dated December 2, 2005. The tender offer will expire at 11:59 p.m., New York City time, on December 30, 2005, unless extended by the Company. The descriptions set forth above are qualified in their entirety by the supplemental indenture, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

4.1	Fourth Supplemental Indenture, dated as of December 15, 2005, to the Indenture dated as of February 20, 2001, as amended and supplemented by the Supplemental Indenture dated as of June 8, 2001, Second Supplemental Indenture dated as of April 23, 2002 and the Supplemental Indenture dated as of September 30, 2004, among WCI Communities, Inc., the guarantors parties thereto and the Bank of New York Trust Company, N.A. (successor to the Bank of New York), as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

By:	/s/ JAMES D. CULLEN
Name:	James D. Cullen
Title:	Vice President

Date: December 16, 2005